Exhibit 99.1

Anebulo Pharmaceuticals Doses More Than Half of the Subjects in Part A of a Phase 2 Clinical Trial and Provides Guidance on IND Submission

AUSTIN, Texas (April 1, 2022) – Anebulo Pharmaceuticals, Inc. (Nasdaq: ANEB), a clinical-stage biopharmaceutical company developing novel solutions for people suffering from acute cannabinoid intoxication (ACI) and substance abuse disorder (the “Company” or “Anebulo”), today announced the dosing of more than half of the 60 subjects planned in Part A of an ongoing Phase 2 clinical trial at the Centre for Human Drug Research (CHDR) in the Netherlands. The Company believes this progress creates an opportunity to strengthen its development pathway by including Part A data in an upcoming IND submission to the FDA.

“We are pleased to announce the successful dosing of more than half of the subjects in Part A of our ongoing Phase 2 clinical trial, a study designed to evaluate the safety and effectiveness of ANEB-001 in treating ACI,” said Simon Allen, Chief Executive Officer of Anebulo. “Not only does this robust enrollment keep us on track to release top line data for Part A by the end of the first half of calendar 2022, it also enables us to include compelling proof-of-concept data in our IND submission and provides a smoother bridge to initiate ANEB-001 trials in the United States. We now expect to file an IND before the end of this calendar year.”

About Anebulo Pharmaceuticals, Inc.

Anebulo Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing novel solutions for people suffering from acute cannabinoid intoxication and substance abuse disorder. Its lead product candidate, ANEB-001, is currently in a Phase 2 clinical trial (www.clinicaltrials.gov/ct2/show/NCT05282797) to evaluate its utility in reversing the negative effects of acute cannabinoid intoxication within one hour of administration. This trial is being run in the Netherlands by the Centre for Human Drug Research (CHDR). ANEB-001 is a competitive antagonist at the human cannabinoid receptor type 1 (CB1). For further information about Anebulo, please visit www.anebulo.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, along with terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” and other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Anebulo Pharmaceuticals and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including risks attendant to developing, testing and commercializing the company’s product candidates, and those described in Anebulo Pharmaceutical’s most recent annual report on Form 10-K and in other periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Anebulo Pharmaceuticals undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

CONTACTS:

Anebulo Pharmaceuticals, Inc.

Scott Anderson

Head of Investor Relations and Public Relations

(858) 229-7063

scott@anebulo.com

Rex Merchant

Chief Financial Officer

(512) 598-0931

IR@anebulo.com

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